Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D with respect to the ordinary shares, $0.0001 par value per share, of Ecomat, Inc., and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

In witness hereof, the undersigned hereby executed this Agreement on January 19, 2021.

Clark Orient (BVI) Limited

By:	/s/ Kai Shing Fong
Name:	Kai Shing Fong
Title:	Sole Director

/s/Kai Shing Fong
Kai Shing Fong